SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



            _________________________________________



                             FORM 8-K
                          CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



    Date of Report (Date of earliest event reported):  February 8, 1999



               SEMICONDUCTOR LASER INTERNATIONAL CORPORATION

            (Exact name of registrant as specified in its charter)



       DELAWARE                            0-27908             16-1494566

  (State or other jurisdiction     (Commission File Number)   (IRS Employer
  of incorporation)                                        Identification No.)



   15 Link Drive, Binghamton, New York                             13904
  (Address of principal executive offices)                       (Zip Code)



Registrant's telephone number, including area code:       (607)722-3800


                               N/A
(Former name or former address, if changed since last report.)


Item 5.   Other Events.


  On February 10, 1999, Semiconductor Laser International Corporation (the "Company") announced that it has entered into a two-stage Securities Purchase Agreement with bmp Mobility AG Venture Capital ("bmp"), a wholly-owned subsidiary of bmp Aktiengesellschaft Venture Capital and Network Management, providing for an equity investment in the Company by bmp of between $2,050,00 and $2,750,000. The text of the press release relating to such investment is attached hereto as Exhibit 99.1 and incorporated herein by reference.


Item 7.   Financial Statements and Exhibits.


Exhibit 99.1 - Press release dated February 10, 1999.


PRESS RELEASE

FOR MORE INFORMATION, CONTACT: Richard Anderson/Mgr.-Corporate
Communications/SLI

Semiconductor Laser International Corporation
15 Link Drive
Binghamton, New York 13904
Tel.: (607) 722-3800
Fax.: (607) 722-3900
E-mail: sli@slicorp.com

FOR MORE INFORMATION, CONTACT: Mr. Lars Kaper/bmp AG

bmp AG
Charlottenstrasse 16
D-10117 Berlin, Germany
Tel.: +49-30-20 30 50
Fax.: +49-30-20 30 55 55
E-mail: bmp@bmp-AG.com
Web Site: www.bmp-AG.com


                    FOR IMMEDIATE RELEASE

       SEMICONDUCTOR LASER INTERNATIONAL CORPORATION AND
         bmp MOBILITY AG VENTURE CAPITAL ANNOUNCE ENTRY
              INTO SECURITIES PURCHASE AGREEMENT

Binghamton, New York, February 10, 1999 Semiconductor Laser International Corporation (SLI) (NASDAQ: SLIC, SLICW) and bmp Mobility AG Venture Capital, a wholly-owned subsidiary of bmp Aktiengesellschaft Venture Capital and Network Management, a German stock corporation, jointly announced today that they have entered into a two-stage Securities Purchase Agreement, providing for an equity investment in SLI by bmp of between $2,050,000 and $2,750,000.

Under the terms of the agreement, as the first stage of the investment, on February 8, 1999, bmp purchased 2,000,000 newly issued shares of SLI common stock at a price of $0.375 per share, for an aggregate purchase price of $750,000. Such purchase represents the acquisition of approximately 16% of the outstanding shares of SLI by bmp. In the second stage of the investment, bmp would purchase a minimum of 650,000 newly issued shares of SLI non-voting convertible preferred stock, at a purchase price of $2.00 per share, for a minimum aggregate purchase price of $1.3 million. Each such share is initially convertible into five shares of SLI common stock, subject to certain adjustments. bmp has the right to increase its second-stage investment up to a maximum of 1,000,000 newly-issued shares of SLI non-voting convertible preferred stock for an aggregate purchase price of $2,000,000. bmp will not have the right to convert its acquired shares of SLI preferred stock; such conversion may only be effected by unaffiliated transferees from bmp.

The consummation of the second stage of the investment is subject to certain customary conditions, including stockholder approval to the extent required by the NASDAQ SmallCap Market rules, the absence of any material adverse change, and the extension by BSB Bank and Trust (BSB) of the Company's $1,000,000 secured line of credit until May 31, 2000. It is anticipated that the second stage of the investment will be consummated between March 31, 1999 and May 31, 1999.

Dr. Geoffrey T. Burnham, Chief Executive Officer and President of SLI stated:
"We are very pleased with this investment in SLI, and that simultaneously with the consummation of the first stage of the investment, BSB has agreed to advance an additional $450,000 under SLI's existing $1,000,000 secured line of credit, to extend the maturity of such line of credit from March 31, 1999 to June 30, 1999, and to waive the requirement that SLI maintain the line of credit balance within its collateral base formula until the earlier of June 30, 1999 or the date of receipt by SLI of funds arising from the consummation of the second stage of the investment. In addition, upon the consummation of the second stage of the investment, BSB has agreed to extend the maturity of SLI's line of credit until June 30, 2000, subject to the absence of a material adverse change in the business."

Mr. Oliver Borrmann, CEO of bmp AG stated: "bmp is a venture capital company with 25 investments in the areas of information, communication, medical, biotech, and laser technology. bmp's intention is to continue to expand its investments in companies in laser and laser related businesses. This strategic investment by bmp is one of several that we plan to make in the next few years. We expect that SLI will benefit from the distribution of its products throughout western Europe by using our current network. We anticipate that SLI will enter into a distributorship agreement with an entity that bmp expects to invest in, whereby such entity will be granted rights to distribute the SLI's products throughout Europe."

SLI is a company dedicated to the quality manufacturing and production of high power semiconductor diode lasers. SLI's products have potential uses for automotive, dental, medical, telecommunications, optical data storage, DVD, printing and military applications.

Statements concerning results of future performance are forward-looking statements. These statements are based on assumptions that management believes are reasonable in light of currently available information; however, management's assumptions and SLI's future performance are both subject to a wide range of business risks, including, but not limited to, a history of significant losses, need for additional capital, risks associated with the manufacturing process, certain patent and technology considerations, competition and technological changes, governmental regulations, dependence on key personnel, the acceptance of SLI's products in the European market, and other risks detailed in SLI's filings with the Securities and Exchange Commission. There is no assurance that these goals can and will be met. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Future events and actual results could differ materially from those expressed in, contemplated by, or underlying any such forward-looking statements. Further information is available in SLI's filings with the Securities and Exchange Commission, copies of which are available from SLI or from the Commission.

                             -End-



                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report be signed on its behalf by the undersigned hereunto duly authorized.


                          SEMICONDUCTOR LASER INTERNATIONAL CORPORATION


Date: February 10, 1999            By:  /S/_______________________________

                                   Geoffrey T. Burnham
                                   President, Chief Executive Officer and
                                   Chairman of the Board of Directors